Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193 thaugeto@arraybiopharma.com

ARRAY BIOPHARMA APPOINTS JOHN YATES, MB ChB, MD, TO
CHIEF MEDICAL OFFICER

BOULDER, Colo., (May 15, 2007) — Array BioPharma Inc. (NASDAQ: ARRY) today announced the appointment of John Yates, MB ChB, MD, to the newly created position of Chief Medical Officer.  Dr. Yates will oversee the medical strategy and clinical development of Array’s cancer and inflammation pipeline.

“John will bring strong leadership to Array’s growing clinical drug pipeline,” said Robert E. Conway, Chief Executive Officer.  “We believe John’s expertise in advancing blockbuster drugs through the clinic will be a competitive advantage for Array as we project to have up to ten programs in human clinical development by the end of 2007.”

“I am delighted to be joining Array at such a pivotal point in the company’s continuing evolution,” said Dr.Yates.  “Array has an exciting portfolio of clinical development programs and many more that are approaching the clinic.  It will be my privilege to lead the development activities that will enable Array to deliver on the promise of our pipeline.  My many years of research experience will prove invaluable as we face the challenges and opportunities ahead.”

Dr. Yates has 17 years of pharmaceutical business experience at Merck & Co., Inc. and Takeda Pharmaceuticals.  This was preceded by ten years of research experience at prestigious academic medical institutions around the world.  Most recently, he was President of Takeda Pharmaceutical’s Global Research and Development Center, where he was charged with all aspects of pharmaceutical development from first in man through commercialization.  From 2004 to 2007, Dr. Yates was involved in simultaneous development of over 25 compounds including two Phase 4 products:  Actos® (pioglitazone) for diabetes and Rozerem™ (ramelteon) for insomnia and Phase 3 development programs in diabetes, hypertension, hyperlipidemia and sepsis.  During his tenure at Takeda, he supported four successful New Drug Applications:  Rozerem, Amitiza® (lubiprostone), Actoplus Met™ (pioglitazone and metformin) and Duetact™ (pioglitazone / glimepiride).  He also supported earlier stage development programs in oncology, neuroscience, and GI, urogenital and musculoskeletal disorders.

Dr. Yates was at Merck for over 13 years and held positions of increasing responsibility, rising to the level of Vice President of U.S. Medical and Scientific Affairs in 2000.  In this role, he was responsible for all U.S. Phase 4 studies, supporting 15 marketed or soon-to-be-marketed products as well as conducting outcome research and health economic studies.  Dr. Yates was also responsible for all other aspects of medical and scientific

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support for the U.S., including medical services, academic affairs and the regional medical director program.  From 1990 through 2000, Dr. Yates led the clinical development of FOSAMAX® (alendronate sodium) for treatment and prevention of osteoporosis as well as Paget’s disease of bone.  He is a co-inventor of the once-weekly regimen for FOSAMAX which resulted in the product exceeding $3 billion per year in worldwide sales and occupying over 50% of the entire osteoporosis market.

Dr. Yates received his MB ChB and MD degrees from Sheffield University Medical School, in Sheffield, UK.  He gained further experience in academic medical research at the University of Melbourne, Australia and the University of Texas Health Science Center in San Antonio, TX.  Dr. Yates has authored over 70 peer-reviewed papers and 120 abstracts, with a predominant focus on disorders of bone and mineral metabolism.  He has written several book chapters and invited reviews, and is an inventor on 11 patents.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life-threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory diseases and includes clinical candidates that are designed to regulate therapeutically important targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Array’s clinical development plans and the contribution of Dr. Yates to advancing Array’s drug development pipeline. These statements involve significant risks and uncertainties,  including those discussed in our annual report filed on form 10-K for the year ended June 30, 2006, our quarterly report on Form 10-Q for the quarter ended March 31, 2007, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of May 15, 2007. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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